UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 26, 2006

PAIVIS, CORP.
(Exact name of registrant as specified in its charter)

Nevada	00030074	86-0871787
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#400 - 3475 Lenox Road, Atlanta Georgia 30326
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (404) 601-2885

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On June 26, 2006, the board directors approved the issuance of 1,008,561 Series A Convertible Preferred Shares to the former Chief Executive Officer of the Registrant for the exchange of 10,085,614 common shares of the Registrant. The Series A Convertible Preferred Shares will be issued as restricted securities and are exempt from registration under §5 of the Securities Act of 1933, as the issuances are deemed exempt from registration under §3(a)(9), §4(1) and 4(2) of the Securities Act of 1933.

On June 26, 2006, the board directors approved the issuance of 2,500,750 Series B Convertible Preferred Shares to a corporation controlled by a director of the Registrant for the exchange of 200,060,000 Series B Convertible Shares of Jupiter Global Holdings Corp. (a subsidiary of the Registrant). The Series B Convertible Preferred Shares will be issued as restricted securities and are exempt from registration under §5 of the Securities Act of 1933, as the issuances are deemed exempt from registration under §3(a)(9), §4(1) and 4(2) of the Securities Act of 1933.

On June 26, 2006, the board directors approved the issuance of 500,000 Series B Convertible Preferred Shares to a corporation controlled by a officer and director of the Registrant for the exchange of 50,000,000 Series C Convertible Shares of Jupiter Global Holdings Corp. (a subsidiary of the Registrant). The Series B Convertible Preferred Shares will be issued as restricted securities and are exempt from registration under §5 of the Securities Act of 1933, as the issuances are deemed exempt from registration under §3(a)(9), §4(1) and 4(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 11, 2006 the Registrant appointed Gregory L. Bauer as Chief Executive Officer, Interim Chief Financial Officer and Director. Mr. Bauer has no family relationships with any officers and directors of the Registrant.

On May 15, 2006, the Registrant executed a Management Services Memorandum with Mr. Bauer to serve as an interim memorandum of understanding until the finalization of a long form employment agreement (‘Memorandum”). The Memorandum provides for the following; a base salary of $285,000 and six months pro-rated severance if terminated without cause. Mr. Bauer currently holds the position of COO/President of Macro Communications. His primary focus has been to restructure debt and secure funding options. Since joining the team, MACRO’s debt has decreased by $3.7 million in a short period of time. In addition, he orchestrated two national distribution contracts which increased company revenue by 30%. Prior to this, Mr. Bauer successfully restructured WebUsenet as its COO and formulated a new company called WV Fiber in which his title was CEO/President. While at WV, he was responsible for setting the company’s direction and vision as a leader in the IP delivery space and delivered a sales pipeline that totaled $ 50 million in less than a year. Additionally, Mr. Bauer held the position of Executive Director of Sales at Interoute, a Pan European IP network based company in London. Before joining Interoute, he was Executive Vice President of Corporate Development for QOS Networks. During his tenure at QOS Networks he established multiple joint ventures and secured the largest bandwidth contract in the company’s history. Mr. Bauer has spent his career in a variety of leadership positions that have contributed to strong organizations. He has worked extensively with different cultures achieving success all over the world.

On May 11, 2006 the Registrant appointed Guriqbal Randhawa as Director. Mr. Randhawa has no family relationships with any officers and directors of the Registrant. Mr. Randhawa is a former Wall Street analyst with more than eight years senior financial experience. He began his career with Deloitte & Touche in 1997, where he was first an auditor in Vancouver, B.C., and then a Senior Consultant with the Capital Markets Energy Trading Risk Management Practice in New York. In 2000 he joined New York-based Ziff Brothers Investments (“ZBI”), the multibillion dollar hedge fund group of one of America’s wealthiest families. As a Senior Associate at Ziff, Mr. Randhawa was responsible for following European and emerging market equities across a range of sectors. He aided ZBI in growing his investment management group from zero to 15 analysts and was assigned to lead several special projects involving more than $1 billion in total investment. In 2004, he formed Trivandrum Capital, an alternative strategy firm focused on Energy, India and Venture projects. Mr. Randhawa graduated from the University of Victoria in 1995 with a B.A. in Economics, With Distinction. He subsequently pursued post-graduate studies in Finance and Accounting at Simon Fraser University. He is a Chartered Financial Analyst (CFA) and has completed the examinations for the Certified Public Accountant (CPA) designation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAIVIS, INC.
Dated: June 29, 2006	A

	By:	/s/ Gregory Bauer
_______________________________ Gregory Bauer, President and CEO
Pr